                                                                    Exhibit 99.1

                               WMS INDUSTRIES INC.
                          3401 North California Avenue
                             Chicago, Illinois 60618

     WMS INDUSTRIES SETS RECORD AND DISTRIBUTION DATES FOR MIDWAY SPIN-OFF

        CHICAGO -- (BUSINESS WIRE) -- March 11, 1998 -- WMS Industries Inc. (NYSE: WMS) announced today that it has received a ruling from the Internal Revenue Service that allows WMS to proceed with the previously announced spin-off its approximately 86.7% interest in Midway Games Inc. (NYSE: MWY). The Board of Directors of WMS has established March 31, 1998 as the record date for the spin-off and April 6, 1998 as the distribution date upon which the Midway shares will be distributed to stockholders of WMS.

        The spin-off will be effected as a dividend distribution of all of the shares of common stock of Midway owned by WMS. WMS stockholders on the record date will receive approximately 1.2 shares of Midway common stock for each share of WMS common stock owned as of the record date and fractional shares will be paid in cash. The definitive distribution ratio will be announced shortly before the record date.

        The ruling from the Internal Revenue Service provides that the transaction will be tax free to WMS and its stockholders for federal income tax purposes, except to the extent that cash is received in payment of fractional shares. The Board of Directors of WMS reserves the right to amend, modify, defer or abandon the spin-off at any time prior to the distribution date.

        Upon completion of the spin-off, Neil D. Nicastro will resign as President, Chief Executive Officer and Chief Operating Officer of WMS to devote his full time to Midway as Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer, positions he presently holds. Mr. Louis J. Nicastro, currently Chairman of the Board of WMS, will serve WMS additionally as President, Chief Executive Officer and Chief Operating
Officer, positions he had held previously. Mr. Louis J. Nicastro was Chief Executive Officer of WHG Resorts & Casinos until its acquisition by Patriot American Hospitality in January 1998.

        WMS Industries Inc. is engaged in the design, manufacture and sale of pinball and novelty games and video lottery terminals and gaming devices, and, through its subsidiary Midway Games Inc., is engaged in the design, manufacture and sale of video games.

CONTACT:
Harold H. Bach, Jr.                    or         Joseph N. Jaffoni,
Chief Financial Officer                           Kathleen M. Holmes
WMS INDUSTRIES INC.                               Jaffoni & Collins Incorporated
773/961-1111                                      212/835-8500, info@jcir.com